Exhibit 10.1

May 25, 2022

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND RELEASE OF CLAIMS (this “Agreement”) is made, as of the Effective Date (as defined herein), by and between Joseph Pergola (“Employee”) and Integral Ad Science, Inc. (the “Company”). Employee and the Company are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Employee and the Company are party to that certain employment agreement, dated October 31, 2019 and subsequently amended, dated November 24, 2020 (the “Employment Agreement”);

WHEREAS, pursuant to Section 10 of the Employment Agreement Employee’s employment with the Company will end as provided in this Agreement; and

WHEREAS, the Parties desire to enter into this Agreement to memorialize the Parties’ rights and obligations with respect to Employee’s transition out of and separation from the Company.

NOW, THEREFORE, the Parties agree as follows:

1.    Separation Date. Employee’s employment with the Company shall end on September 10, 2022 (the “Separation Date”). As of the Separation Date, Employee shall no longer be an employee of (or hold any other positions with) the Company and its affiliates. Employee agrees not to hold himself/herself out as a partner, member, director, officer or employee of, or as otherwise affiliated with, the Company or any of its affiliates (including on social media) after the Separation Date. Employee agrees to execute such documents promptly as may be requested by the Company to evidence your separation from employment. Regardless of whether Employee signs this Agreement, Employee will receive a lump sum payment of all then outstanding final compensation earned through the Separation Date in accordance with applicable law, minus applicable federal, state and local tax withholdings, for services performed for the Company through and including the Separation Date. Employee acknowledges and agrees that Employee shall submit any business expenses in accordance with Company policy within fifteen (15) days following the Separation Date, which shall be reimbursed in accordance with Company policy and regular payroll practices. Except as specifically set forth in this Agreement or as required under applicable law, and except as to any vested benefits under the Company’s 401(k) plan, Employee’s right to, and participation in, all benefit plans of the Company shall terminate as of the Separation Date in accordance with the specific terms of each plan. To the extent Employee has any vested assets under the Company’s 401(k) plan, the status and treatment of any such assets shall be governed by the applicable terms of such plan. Employee acknowledges and agrees that, with Employee’s execution and effectuation of this Agreement, Employee is waiving for all purposes any Claim for additional employment-related compensation of any kind except as specifically set forth herein.

(a)    Employee agrees that he will hold the title of Chief Financial Officer and perform all current duties and responsibilities of the role at least until August 15, 2022. The Company does have the option of removing the title prior to that date; this will not impact termination date or severance payments.

2.    Severance Pay. Provided that Employee (a) executes this Agreement within forty-five (45) days of Employee’s Separation Date, (b) effectuates and does not revoke this Agreement within seven (7) calendar days of executing this Agreement, and (c) complies with this Agreement at all times, then Employee shall be entitled to severance pay in an amount equal to twelve (12) months or your current base salary of $425,000 (the “Severance Payment”), less all required or authorized taxes, withholdings, and deductions. The Company shall pay the Severance Payment in accordance with the Company’s regular payroll practices in equal installments beginning on the second regular payroll date following the Effective Date.

3.    2022 Annual Bonus. Provided that Employee (a) executes this Agreement within forty- five (45) days of Employee’s Separation Date, (b) effectuates and does not revoke this Agreement within seven (7) calendar days of executing this Agreement, the Employee will be eligible to receive 100% of their 2022 discretionary annual bonus, $318,750 to be paid, less applicable taxes, when all other bonus payments are made but no later than March 15, 2023.

4.    Health Insurance & COBRA. Provided that Employee (a) executes this Agreement within forty-five (45) days of Employee’s Separation Date, (b) effectuates and does not revoke this Agreement within seven (7) calendar days of executing this Agreement, and (c) complies with this Agreement at all times, then subject to Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employee will continue to participate in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) (“COBRA Coverage”), and the Company will subsidize the full cost of COBRA premiums for a period of up to twelve (12) months immediately following the Separation Date; provided that Employee is eligible and remains eligible for COBRA coverage; provided further, that such subsidies will cease if either (i) Employee becomes employed by another employer that maintains a group health plan or (ii) the Company determines that providing such subsidies would reasonably be expected to result in excise taxes on the Company due to failing to comply with the nondiscrimination requirements under the Patient Protection and Affordable Care Act. The existence and duration of Employee’s rights and/or the COBRA coverage rights of any of Employee’s eligible dependents will be determined in accordance with Section 4980B of the Code.

5.    Equity. According to the terms of the equity agreement, the Employee will have 90 days after the Termination Date to exercise any portion of the Options granted under the Amended and Restated Integral Ad Science Holding Corp. 2018 Non-qualified Stock Option Plan that have vested and become exercisable prior to the Termination Date. Any vested options not exercised within 90 days will expire

6.     Release.

(a)    For good and valuable consideration, including the Severance Payment, Employee knowingly and voluntarily (for Employee and Employee’s heirs, executors, administrators, beneficiaries, trustees, successors, and assigns) releases and forever discharges the Company and each of its respective parents, subsidiaries and affiliates, and each of their present, former and future direct or indirect owners, managers, directors, officers, employees, attorneys, agents, members, insurers, shareholders and representatives, and each of their predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, unsuspected or claimed (collectively, “Claims”) against the Released Parties that Employee or any of Employee’s heirs, executors, administrators or assigns, may have (i) from the beginning of time through the date upon which Employee executes this Agreement; (ii) arising out of, or relating to, Employee’s employment with any Released Parties through the date upon which Employee executes this Agreement; (iii) arising out of, or relating to, any agreement with any Released Parties, including, but not limited to, any other awards, policies, plans, programs or practices of the Released Parties that may apply to Employee or in which Employee may participate, including, but not limited to, any rights under bonus plans or programs of Released Parties and/or any other short-term or long-term equity- based or cash-based incentive plans or programs of the Released Parties; (iv) arising out of, or relating to, Employee’s termination of employment from any of the Released Parties; and/or (v) arising out of, or relating to, Employee’s status as an employee, member, officer, or director of any of the Released Parties, including, but not limited to, any allegation, claim or violation, arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act of 1988, as amended; the Employee Retirement Income Security Act of 1974 (with respect to unvested benefits); any applicable Employee Order Programs; the Fair Labor Standards Act; the Equal Pay Act, as amended; Section 1981 of U.S.C. Title 42; the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act); the Sarbanes-Oxley Act of 2002, as amended; the New York State Human Rights Law; the New York Labor Law; the New York State Worker Adjustment and Retraining Notification Act; the New York State Correction Law; and the New York State Civil Rights Law or their federal, state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, any doctrine of good faith and fair dealing, or under common law; or arising under any policies, practices or procedures of the Released Parties; or any Claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any Claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters. This is a general release that is intended to apply to all Claims Employee may have against the Released Parties through the date Employee executes this Agreement, except those Claims that cannot be waived pursuant to applicable laws.

(b)    Employee understands that Employee may later discover Claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of this Agreement and the releases in this Section, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Employee’s decision to enter into it. Employee hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.

(c)    Employee acknowledges, understands and agrees that Employee has reported to the Employer’s management personnel any work related injury that occurred up to and including Employee’s last day of employment. Employee acknowledges, understands, and agrees that Employee has no knowledge of any actions or inactions by any of the Released Parties or by Employee that Employee believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

(d)    Nothing in this Section shall release or impair: (i) Employee’s right to make Claims arising out of any acts or omissions of the Released Parties after the date Employee executes this Agreement; (ii) any right that cannot be waived by private agreement under law (including the right to file any Claim for workers’ compensation or unemployment insurance); or (iii) any Claim to vested benefits under the Company’s benefit plans.

Nothing in this Agreement is intended to prohibit or restrict Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission or any other local, state, or federal administrative body or government agency prohibiting waiver of such right; provided, however, that Employee hereby waives the right to recover any monetary damages or other relief against any Released Parties excepting any benefit or remedy to which Employee is or becomes entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(e)    Employee acknowledges, understands and agrees that Employee has no knowledge of any actions or inactions by any of the Released Parties or by Employee that Employee believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

(f)    Employee represents that Employee has made no assignment or transfer of any right or Claim covered by this Section and that Employee further agrees that Employee is not aware of any such right or Claim covered by this Section.

(g)    Employee acknowledges and agrees that the releases set forth in this Section are an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of the Agreement.

7.    Cooperation; No Cooperation with Non-Governmental Third Parties. Employee shall not knowingly encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any non-governmental third party against any of the Released Parties, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying the Company sufficiently in advance of such subpoena or court order to reasonably allow the Company an opportunity to object to the same. Employee agrees to notify the Company via email to Noah Webster at nwebster@integralads.com immediately in the event of any requests for information or testimony that Employee receives in connection with any of the foregoing.

8.    Voluntary Agreement. Employee has carefully read and fully understands all of the provisions of this Agreement and that Employee is expressly waiving valuable rights. Employee is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing and not revoking this Agreement.

9.    Consultation; Consideration and Revocation Period. Employee acknowledges that the Company has advised Employee of Employee’s right to consult with an attorney prior to executing this Agreement. Employee acknowledges that Employee has forty-five (45) calendar days to consider this Agreement, although Employee may sign it sooner. Employee has seven (7) calendar days after the date on which Employee executes this Agreement to revoke Employee’s consent to the Agreement (the “Revocation Period”). Such revocation must be in writing and must be e-mailed to Noah Webster at nwebster@integralads.com. Notice of such revocation must be received within the Revocation Period. In the event of such revocation by Employee, this Agreement shall be null and void in its entirety. Provided that Employee does not revoke Employee’s execution of this Agreement within the Revocation Period, the “Effective Date” shall occur on the eighth calendar day after the date on which Employee initially signs it.

10.    Return of Company Property. Upon Employee’s execution of this Agreement, Employee acknowledges and agrees that Employee has returned to the Company all documents and information (and all copies thereof) belonging or relating to the business of Company and its affiliates as well as any other Company property or equipment which Employee has or has had in Employee’s possession at any time, including, but not limited to, files, notes, drawings, passwords, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers and/or cell phones), credit cards, entry cards, identification badges and keys, and any other materials of any kind which contain or embody any proprietary or confidential information of the Company or its affiliates (and all reproductions thereof). The Company has agreed to allow Employee to retain company-issued laptop that was purchased by the Company in connection with your employment, provided that the Company shall have no further financial or other responsibility or liability with regard to said laptop, and further provided that the cost of said laptop will be reported as compensation on your 2022 W-2.

11.    Confidentiality, Restrictive Covenants, and Defend Trade Secrets Act.

(a)    Employee will not use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any Protected Information at any time. “Protected Information” means any and all non-public, trade secret, confidential and/or proprietary information of the Company and its affiliates; provided, however, that Protected Information shall not include: (i) information that becomes generally known to the public without violation of this Agreement or any other confidentiality obligation, and (ii) information that is disclosed to Employee by another party who is under no obligation of secrecy and has a bona fide right to disclose the information. Solely with respect to Protected Information that does not constitute a trade secret of the Company or its affiliates under applicable law (ignoring, for purposes of such determination, any breach of this Agreement by Employee), the restrictions set forth in this paragraph shall not apply for the entire time period following the Separation Date, but rather shall apply only for a period of five (5) years following the Separation Date, in the following states: Arizona, Florida, Illinois, Indiana, Maryland, New Jersey, Virginia and Wisconsin. Additionally, to the extent this paragraph applies in Wisconsin to Proprietary Information that does not constitute a trade secret under applicable law, it shall apply only in geographic areas where the unauthorized disclosure or use of Confidential Information would be competitively damaging to the Company.

(b)    Employee shall not (and shall not cause or encourage any other person or entity to) at any time, directly or indirectly, make, publish or communicate to any person or entity any statement, comment or remark, whether written or oral, which in any way disparages, defames or is negative regarding, or could reasonably be expected to impugn the personal or professional character, reputation or integrity of the Company or any of the other Released Parties, their representatives (including, but not limited to, employees, officers and agents), their customers, clients, suppliers, investors and other associated third parties, or their investments, businesses, business practices, prospects, products or services; provided, however, that nothing in this paragraph shall prevent Employee from engaging in concerted activity relative to the terms and conditions of Employee’s employment and in communications protected under the National Labor Relations Act, to the extent applicable, or providing information to any governmental agency, or from providing information in response to a subpoena or other enforceable legal process or as otherwise required by law.

(c)    Employee acknowledges and warrants that Employee shall remain bound by all continuing obligations set forth in any agreements or other documents with the Company, including, without limitation, the Employment Agreement, a copy of which is attached as Exhibit A. Furthermore, in addition to any other remedies available to the Company, should Employee breach any of the foregoing restrictive covenants, Employee shall forfeit his or her right to any and all remaining of the Severance Payment and the Company shall have the right to terminate any and all such remaining scheduled payments.

(d)    Nothing in this Agreement shall prohibit or restrict Employee or Employee’s attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the

Sarbanes-Oxley Act; (iii) accepting any U.S. Securities and Exchange Commission awards; or (iv) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its subsidiaries or affiliates that (A) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

12.    Future Cooperation. Employee agrees to be available for a period of twelve months to and cooperate with the Company in any Company internal investigation or administrative, regulatory, or judicial proceeding, arbitration or other settlement or dispute that relates to events occurring during Employee’s employment by the Company or about which the Company otherwise believes Employee may have relevant information. Such cooperation by Employee is understood to include, but not be limited to: being reasonably available by telephone or e-mail for periodic questions as needed, being available to the Company upon reasonable notice for interviews, factual investigations and depositions, appearing at the Company’s request for the purpose of giving testimony without requiring service of a subpoena or other legal process, volunteering to the Company pertinent information, assisting with interrogatories, making court appearances, and turning over to the Company all relevant documents which are or may in the future come into Employee’s possession. In the event that the Company asks for Employee’s cooperation in accordance with this paragraph, the Company agrees to reimburse (or advance, as reasonably needed) Employee for reasonable travel expenses, including lodging and meals, upon submission of receipts to the Company for such expenses.

13.    Revised Definition of Competitive Services. Competitive Services” shall mean the business of data collection and analytics, research and design, development, sales, licensing or marketing, relating to the provision of ad verification and related optimization services and software and/or the provision of related products, services and solutions, including a continuous program of research, development, production and marketing, conducted, authorized, or offered by the Company or any predecessor within one year prior to the termination of Employee’s Employment. Companies that provide contextual targeting which is not part of an ad verification service offering are not considered a competitive service. However, Employee and the Company each agree and acknowledge, that with respect to any non-competition or non-solicitation provisions of such Employment Agreement (or any other similar provisions by which Employee may be bound): (i) the revised definition of Competitive Services contained in Section 13 of this Agreement shall replace and supersede the definition of Competitive Services (restricted business, or other similar definition) contained in such Employment Agreement or restrictions; and (ii) the term of any such non-competition provisions shall be reduced to 12 months following the Separation Date.

14.    No Admission of Wrongdoing. Employee agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct.

15.    Confidentiality of Agreement. Employee agrees that this Agreement is confidential and agrees not to disclose any information regarding the terms of this Agreement, except to Employee’s immediate family and any tax, legal or other counsel Employee has consulted regarding the meaning or effect hereof or as required by law, and Employee will instruct each of the foregoing not to disclose the same to anyone. The Company may disclose the terms and conditions of this Agreement and the circumstances of Employee’s separation of employment for business purposes and to effectuate this Agreement to its respective officers, employees, board of directors, stockholders, insurers, attorneys, accountants, state and federal tax authorities and those of its affiliates, or as may otherwise be required by law. Nothing in this Section is intended to restrict the Parties’ truthful cooperation with any governmental investigation or inquiry.

16.    Section 409A. It is the intention of the Parties that payments or benefits payable under this Agreement comply with or be exempt from Code Section 409A, and not be subject to the additional tax imposed pursuant to Code Section 409A. To the extent such potential payments or benefits could become subject to such Section, the Parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

17.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state and/or federal taxes on the payments made hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments or recoveries by any government agency against the Company for any amounts claimed due on account of: (a) Employee’s failure to pay or the Company’s failure to withhold, or Employee’s delayed payment of, federal or state taxes; or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

18.    Savings Clause. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, this Agreement shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Employee signs this Agreement.

19.    Governing Law. This Agreement will be governed, construed and interpreted under the laws of New York, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

20.    Mandatory Arbitration Clause; No Jury Trial. In exchange for good and valuable consideration set forth in this Agreement, the Parties mutually agree that any dispute, claim or difference arising out of this Agreement shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act (9 U.S.C. §§ 1, et seq.) in conformity with the Federal Rules of Civil Procedure. In addition to any other requirements imposed by law, the arbitrator selected shall be a qualified individual mutually selected by the parties, and shall be subject to disqualification on the same grounds as would apply to a judge. All rules of pleading, all rules of evidence, all statutes of limitations, all rights to resolution of the dispute by means of motions for summary judgment, and judgment on the pleadings shall apply and be observed. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. Likewise, all communications during or in connection with the arbitration proceedings are privileged. The arbitrator shall have the authority to award appropriate substantive relief under relevant laws, including the damages, costs and attorneys’ fees that would be available under such laws. Employee’s initial share of the arbitration fee shall be in an amount equal to the filing fee as would be applicable in a court proceeding, or $100, whichever is less. Beyond the arbitration filing fee, the Company will bear all other fees, expenses and charges of the arbitrator. Employee and the Company agree that prior to the service of an Arbitration Demand, the parties shall negotiate in good faith for a period of thirty (30) days in an effort to resolve any arbitrable dispute privately, amicably and confidentially. To commence an arbitration pursuant to this Agreement, a party shall serve a written arbitration demand (the “Demand”) on the other party by hand delivery or via overnight delivery service (in a manner that provides proof of receipt by respondent). The Demand shall be served before expiration of the applicable statute of limitations. The Demand shall describe the arbitrable dispute in sufficient detail to advise the respondent of the nature and basis of the dispute, state the date on which the dispute first arose, list the names and addresses of every person whom the claimant believes does or may have information relating to the dispute, including a short description of the matter(s) about which each person is believed to have knowledge, and state with particularity the relief requested by the claimant, including a specific monetary amount, if the claimant seeks a monetary award of any kind. If respondent does not provide a written Response to the Demand, all allegations will be considered denied. The parties shall confer in good faith to attempt to agree upon a suitable arbitrator, and if unable to do so, they will select an arbitrator from the American Arbitration Association (“AAA”)’s employment arbitration panel for the area. The arbitrator shall allow limited discovery, as appropriate in his or her discretion. The arbitrator’s award shall include a written reasoned opinion. Employee and the Company understand, agree, and consent to this binding arbitration provision, and Employee and the Company hereby each expressly waive the right to trial by jury of any claims arising out of this Agreement. Finally, Employee and the Company agree that a party may bring an action in court to obtain a temporary restraining order, injunction, or other equitable relief available in response to any violation or threatened violation of the restrictive covenants set forth in the Employment Agreement. By initialing below, Employee acknowledges that he or she has read, understands, agrees and consents to this binding arbitration provision. Employee further agrees that he or she is hereby irrevocably waiving all right to a trial by jury in any litigation, action, proceeding, cross-claim, or counterclaim in any court (whether based on contract, tort, or otherwise) arising out of, relating to or in connection with (i) this Agreement or the validity, performance, interpretation, collection or enforcement hereof or (ii) the action of such part in the negotiation, authorization, execution, delivery, administration, performance or enforcement hereof. Initials: /s/ JTP    .

21.    Each Party the Drafter. This Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Agreement because that party drafted or caused that party’s legal representatives to draft any of its provisions.

22.    Assignment; Third-Party Beneficiaries. This Agreement is personal to Employee and may not be assigned by Employee. This Agreement is binding on, and will inure to the benefit of, the Released Parties. The Released Parties are expressly intended to be third-party beneficiaries of the releases set forth in the “Release” Section, and it may be enforced by each of them.

23.    Entire Agreement; No Oral Modifications; Counterparts. This Agreement sets forth the Parties’ entire agreement with respect to the subject matter and shall supersede all prior and contemporaneous communications, agreements and understandings, written or oral, with respect hereto and thereto (for the avoidance of doubt, any restrictive covenant, confidentiality, and intellectual property agreement entered into by Employee remains in effect). This Agreement may not be modified or amended unless mutually agreed to in writing by the parties. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument. A faxed, .pdf-ed or electronic signature shall operate the same as an original signature. All references to a “Section” of this Agreement are intended to refer to all paragraph(s) under a single numbered Section.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as follows.

COMPANY:

/s/ Lisa Nadler
By: Lisa Nadler

Dated:	5/25/2022

EMPLOYEE:

/s/ Joseph Pergola
By: Joseph Pergola

Dated:	5/25/2022

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